SCHEDULE 14A INFORMATION

      Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                                   Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  Soliciting Material Under Rule
[_]  Confidential, For Use of the              14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials



                            MATTSON TECHNOLOGY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

________________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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________________________________________________________________________________
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     previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)   Amount previously paid:

________________________________________________________________________________
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________________________________________________________________________________
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________________________________________________________________________________

                                 [MATTSON LOGO]

                               2800 Bayview Drive
                            Fremont, California 94538
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 21, 2002
                                   -----------

      The Annual  Meeting of  Stockholders  of Mattson  Technology, Inc.
(the "Company") will be held at the Newark Hilton, 39900 Balentine Drive, Newark, California 94560 on May 21, 2002, at 10:00 a.m. local time for the following purposes:

     1. To elect three (3) Class II directors of the Company to hold office for a three-year term and until their successors are elected and qualified.

     2. To approve an increase in the number of shares reserved for issuance under the Company's Amended and Restated 1989 Stock Option Plan by 800,000 shares.

     3. To approve an increase in the number of shares reserved for issuance under the Company's 1994 Employee Stock Purchase Plan by 1,000,000 shares.

     4. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

      Only stockholders of record at the close of business on April 9, 2002 will be entitled to vote at the meeting. Each of these stockholders is cordially invited to be present and vote at the meeting in person. For ten days prior to the meeting, a complete list of stockholders of record entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at the Newark Hilton at the address indicated above.

                                  By Order of the Board of Directors,


                                  /s/ Ludger Viefhues
                                  ------------------------------------
                                  Ludger Viefhues, Secretary

 Fremont, California
 April 30, 2002




-------------------------------------------------------------------------------
You are cordially invited to attend the meeting. However, whether or not you plan to attend the meeting in person, please complete, date and sign the accompanying proxy and mail it promptly in the return envelope to assure that your shares are represented at the meeting. If you later desire to revoke your proxy, you may do so at any time before it is exercised.
-------------------------------------------------------------------------------

                            Mattson Technology, Inc.
                               2800 Bayview Drive
                            Fremont, California 94538

                                   -----------

                               PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 21, 2002

                                   -----------

                               GENERAL INFORMATION

      Your proxy in the enclosed form is solicited by the directors of Mattson Technology, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 21, 2002 (the "Meeting"), for the purposes set forth in the accompanying notice, and at any adjournment or postponement of that meeting. The date of this Proxy Statement is April 30, 2002, the approximate date on which this Proxy Statement and accompanying form of proxy were first sent or given to stockholders.

      The shares represented by any proxy in the enclosed form will be voted in accordance with the instructions given on the proxy if the proxy is properly executed and is received by the Company prior to the close of voting at the Meeting or any adjournment or postponement thereof. Proxies received by the Company on which no contrary instruction has been given will be voted in accordance with the recommendations of the Board of Directors for each nominee and for each proposal. A stockholder giving a proxy has the power to revoke it at any time before it is exercised. A proxy may be revoked by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the proxy is present at the Meeting and votes in person.

      Copies of proxy solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names which are beneficially owned by others to forward to such beneficial owners. In addition, the Company may reimburse such persons for their cost of forwarding the solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented, if deemed desirable or necessary, by one or more of telephone, telegram, facsimile, or personal solicitation by directors, officers, or employees of the Company. No additional compensation will be paid for any such services. The Company reserves the right, if deemed desirable or necessary, to retain a proxy solicitation firm to deliver soliciting materials to stockholders of record and beneficial owners and to assist the Company in collecting proxies from such persons. The costs of these services, exclusive of out-of-pocket costs, is not expected to exceed $8,000. Except as described above, the Company does not intend to solicit proxies other than by mail. The Company will bear the costs of the solicitation of proxies for the Annual Meeting.

                      SHARES OUTSTANDING AND VOTING RIGHTS

      Only holders of shares of common stock of record as of the close of business on April 9, 2002 are entitled to vote at the meeting. On the record date, there were issued and outstanding 37,119,835 shares of common stock. Each share of common stock is entitled to one vote on all matters to be voted upon.

      The presence, in person or by proxy duly authorized, of the holders of a majority of the voting shares of common stock will constitute a quorum for the transaction of business at the Meeting and any continuation or adjournment thereof. Votes for and against, abstentions and broker non-votes (i.e. shares held by brokers or nominees which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular matter) will be counted as present in determining whether a quorum is present at the Meeting.

      Your execution of the enclosed proxy will not affect your right as a stockholder to attend the Meeting and to vote in person. Any stockholder giving a proxy has a right to revoke it at any time by either (i) a later-dated proxy,
(ii) a written revocation sent to and received by the Secretary of the Company prior to the Meeting, or (iii) attendance at the Meeting and voting in person.

      SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

      The following table sets forth information regarding ownership of the Company's outstanding common stock as of February 25, 2002 by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's outstanding shares of common stock, (ii) each director, (iii) each executive officer named in the Executive Compensation Table below and (iv) all directors and executive officers as a group. To the Company's knowledge and except as otherwise indicated below, and subject to applicable community property laws, each person named in the table has sole voting and sole investment powers with respect to all shares of common stock shown as beneficially owned by them. Applicable percentage ownership in the table is based on 37,085,026 shares of common stock outstanding as of February 25, 2002. Beneficial ownership is determined under the rules and regulations of the Securities and Exchange Commission. Shares of common stock subject to options or warrants that are presently exercisable or exercisable within 60 days of February 25, 2002 are deemed outstanding for the purpose of computing the shares owned and percentage ownership of the person or entity holding options or warrants, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity. Entries denoted by an asterisk represent an amount less than 1%.

                                              Amount and       Percent of
                                               Nature Of         Common
                                              Beneficial          Stock
Name of Beneficial Owner(1)                    Ownership      Outstanding(2)
---------------------------                    ---------      --------------

STEAG Electronic Systems AG..................11,850,000(1)        31.9%
  Ruettenscheider Strasse 1-3, 45128
  Essen, Germany

Mellon Financial Corporation................. 4,150,760(2)        11.1%
  One Mellon Center
  Pittsburgh, Pennsylvania 15258

Brad Mattson................................. 3,428,845(3)         9.2%

Dr. Jochen Melchior (4)......................     9,375(5)          *

Dr. Hans-Georg Betz..........................     9,375(5)          *

Kenneth Kannappan............................    25,593(6)          *

Shigeru Nakayama.............................    45,948(7)          *

Kenneth G. Smith.............................    59,218(8)          *

David Dutton.................................    84,215(9)          *

David Ferran.................................       --             --

Walter Kasianchuk............................    40,059(10)         *

Yasuhiko Morita..............................    72,203(11)         *

Ludger H. Viefhues...........................    48,873(12)         *

Directors and executive officers as a group
  (11 persons)............................... 3,783,645(13)      10.0%


---------
  * Less than 1%.

  (1) As disclosed in the Schedule 13D filed with the Securities and Exchange Commission on January 11, 2001 by STEAG Electronic Systems AG ("SES") and by STEAG AG ("STEAG"), SES directly beneficially owns 11,850,000 shares of the Company's common stock. STEAG owns all of the capital stock of SES and, as a result, is the indirect beneficial owner of the shares of the Company held directly by SES, and each has sole voting and dispositive power with respect to such shares.

  (2) According to Schedule 13G filed with the Securities and Exchange Commission on January 23, 2002 by Mellon Financial Corporation, Mellon Financial Corporation beneficially owns 4,150,760 shares of the Company's common stock, The Boston Company, Inc. beneficially owns 3,457,820 shares of the Company's common stock and The Boston Company Asset Management, LLC beneficially owns 2,581,320 shares of the Company's common stock. Mellon Financial Corporation has sole voting power with respect to 3,592,360 shares of the Company's common stock, has shared voting power with respect to 398,700 shares of the Company's common stock, has sole dispositive power over 4,148,860 shares of the Company's common stock and has shared dispositive power over 1,900 shares of the Company's common stock. The Boston Company, Inc. has sole voting power with respect to 2,914,920 shares of the Company's common stock, has shared voting power with respect to 398,700 shares of the Company's common stock and has sole dispositive power over 3,457,820 shares of the Company's common stock. The Boston Company Asset Management, LLC has sole voting power with respect 2,038,420 shares of the Company's common stock, has shared voting power with respect to 398,700 and has sole dispositive power over 2,581,320 shares of the Company's common stock.

  (3) Includes 184,839 shares subject to options exercisable within 60 days of February 25, 2002.

  (4) Dr. Melchior is Chief Executive Officer and Chairman of the Management Board of STEAG AG and Chairman of the Supervisory Board of SES. Accordingly, he may be deemed to share voting power or investment power with respect to the 11,850,000 shares held by SES. He disclaims beneficial ownership of these shares.

  (5) Consists of 9,375 shares subject to options exercisable within 60 days of February 25, 2002.

  (6) Includes 23,593 shares subject to options exercisable within 60 days of February 25, 2002.

  (7) Consists of 45,948 shares subject to options exercisable within 60 days of February 25, 2002.

  (8) Consists of 59,218 shares subject to options exercisable within 60 days of February 25, 2002.

  (9) Includes 80,962 shares subject to options exercisable within 60 days of February 25, 2002.

 (10) Includes 38,122 shares subject to options exercisable within 60 days of February 25, 2002.

 (11) Consists of 72,203 shares subject to options exercisable within 60 days of February 25, 2002.

 (12) Includes 46,873 shares subject to options exercisable within 60 days of February 25, 2002.

 (13) Includes 532,386 shares subject to options exercisable within 60 days of February 25, 2002.



     In addition, as announced on April 8, 2002, the Company has entered into definitive agreements for the sale of 7.4 million shares of newly issued common stock to the State of Wisconsin Investment Board, STEAG Electronics Systems AG and affiliates of American Century Investments. Assuming closure of the private placement, the State of Wisconsin Investment Board would own 5,960,000 shares, or 13.4%, of the Company's outstanding common stock, STEAG would own 13,173,644 shares, or 29.6%, of the Company's outstanding common stock, and affiliates of American Century Investments would own in the aggregate 1,000,000 shares, or 2.2%, of the Company's outstanding common stock.

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

      The Company has a classified Board of Directors consisting of two Class I directors (Brad Mattson and Kenneth Kannappan), three Class II directors (Dr. Hans-Georg Betz, David Dutton and Kenneth G. Smith) and two Class III directors (Shigeru Nakayama and Dr. Jochen Melchior). Class I, II and III directors will serve until the Annual Meetings of Stockholders to be held in 2004, 2002, and 2003, respectively, and until their respective successors are duly elected and qualified. At each Annual Meeting of Stockholders, directors are elected for a full term of three (3) years to succeed those directors whose terms expire on the Annual Meeting dates.

      The term of the Class II directors will expire on the date of the upcoming Annual Meeting. Accordingly, three persons are to be elected to serve as Class II directors of the Board of Directors at the meeting. Management's nominees for election by the stockholders to those three positions are the current Class II members of the Board of Directors, Dr. Hans-Georg Betz, David Dutton and Kenneth
G. Smith. Unless otherwise directed by stockholders, the proxyholders will vote all shares represented by proxies held by them for the election of the management nominees. In the event that either Dr. Betz, Mr. Dutton or Mr. Smith becomes unavailable or unable to serve as a director of the Company prior to the voting, the proxyholders will refrain from voting for the unavailable nominee and will vote for a substitute nominee in the exercise of their best judgment.

Vote Required and Recommendation of the Board of Directors

      If a quorum is present and voting at the Annual Meeting, the three nominees for Class II director receiving the highest number of votes will be elected as Class II directors. Abstentions and broker non-votes will each be counted present for purposes of determining the presence of a quorum, but will have no effect on the vote.

      The Board unanimously recommends a vote FOR the nominees listed herein.

The following table sets forth, for our current directors, including the Class II nominees to be elected at this meeting, information with respect to their ages and background.

                                                                   Director
           Name               Age             Title                 Since
--------------------------------------------------------------------------------
Class II directors whose terms expire at the
2002 Annual Meeting of Stockholders;
--------------------------------------------------------------------------------

Nominees for reelection at the Annual Meeting:

Dr. Hans-Georg Betz            56    Director                 January 2001

David Dutton                   41    Director                 December 2001

Kenneth G. Smith               52    Director                 August 1994

--------------------------------------------------------------------------------
Class III directors whose terms expire at the
2003 Annual Meeting of Stockholders:
--------------------------------------------------------------------------------

Dr. Jochen Melchior            59    Director (Chairman)      January 2001

Shigeru Nakayama               67    Director                 May 1996

--------------------------------------------------------------------------------
Class I directors whose terms expire at the
2004 Annual Meeting of Stockholders:
--------------------------------------------------------------------------------

Brad Mattson                   47    Director                 November 1988
                                     (Vice-Chairman)

Kenneth Kannappan              42    Director                 July 1998

     Dr. Hans-Georg Betz has served as a director since January 2001. Dr. Betz has served as Chief Executive Officer of West STEAG Partners since August 2001. Dr. Betz served as Chairman of the Management Board and Chief Executive Officer of STEAG Electronic Systems AG from January 1996 to July 2001 and as a member of the Management Board of STEAG Electronic Systems AG from October 1992 to July 2001. Dr. Betz served as a member of the Management Board of STEAG AG from January 1997 to July 2001. Dr. Betz also currently serves as Vice Chairman of the Supervisory Board of STEAG HamaTech AG, as Chairman of the Supervisory Board of STEAG MicroParts and as a director of GuideTech, Inc.

     David Dutton has served as a director since December 2001. Mr. Dutton has served as the Company's Chief Executive Officer and President since October 2001 and was elected to this position in December 2001. Prior to being elected Chief Executive Officer and President, Mr. Dutton served as the President of the Company's Plasma Products Division. Mr. Dutton joined the Company in 1994 as General Manager in the Strip/Plasma Etch division. From 1998 to 2000, Mr. Dutton served as Executive Vice President and Chief Operating Officer of the Company. From 1993 to 1994, Mr. Dutton was Engineering Manager for Thin Films Processing at Maxim Integrated Products, Inc. From 1984 to 1993, Mr. Dutton served as an engineer and then manager in plasma etch processing and yield enhancement at Intel Corp.

     Kenneth G. Smith has served as a director since August 1994. Mr. Smith was President, Chief Operating Officer and a Director of WaferTech, a semiconductor manufacturer, from May 1996 until April 2000. From 1991 to 1995, Mr. Smith was Vice President of Operations at Micron Semiconductor, Inc., a semiconductor manufacturer.

     Dr. Jochen Melchior has served as a director and Chairman since January 2001. Dr. Melchior has served as a member of the Management Board of STEAG AG since June 1987 and Chairman of the Management Board and Chief Executive Officer of STEAG AG since November 1995. Since November 1995, Dr. Melchior has also served as Chairman of the Supervisory Board of STEAG Electronic Systems AG. Dr. Melchior also currently serves as a member of the Supervisory Boards of Nationalbank AG, Vinci Deutschland AG, RAG Saarberg AG, AXA Service AG and West STEAG Partners GmbH. He serves as Vice Chairman of the Westfalische Hypothekenbank AG and Chairman of the Supervisory Boards of STEAG Electronic Systems AG, STEAG HamaTech AG and STEAG Walsum Immobilien AG.

     Shigeru Nakayama has served as a director since May 1996. Since 1996, Mr. Nakayama has been a business consultant to Semiconductor Equipment and Materials International, an international association of semiconductor equipment manufacturers and materials suppliers. From 1984 to 1994, Mr. Nakayama was the President of SEMI Japan, a member of Semiconductor Equipment and Materials International.

     Brad Mattson has served as a director since November 1988. Mr. Mattson served as Chairman until January 2001, when he became the Vice Chairman. Mr. Mattson founded the Company in November 1988 and served as Chief Executive Officer from its inception until he retired in October 2001. Mr. Mattson also served as President until January 1997. Mr. Mattson was the founder of Novellus Systems, Inc., a semiconductor equipment company, and formerly served as its President, Chief Executive Officer and Chairman. He has held previous executive positions at Applied Materials, Inc. and LFE Corporation, both semiconductor equipment companies.

     Kenneth Kannappan has served as a director since July 1998. Mr. Kannappan has served as the President and Chief Executive Officer of Plantronics, Inc., a telecommunications equipment manufacturer, since March 1998. From 1995 to 1998, Mr. Kannappan held various executive positions at Plantronics, Inc. From 1991 to 1995, Mr. Kannappan was Senior Vice President of Kidder, Peabody & Co. Incorporated, an investment banking company. Mr. Kannappan currently serves as a member of the board of directors of Plantronics, Inc. and Integrated Device Technology, Inc.

Board Meetings and Committees

     During the fiscal year ended December 31, 2001, the Board of Directors held eight meetings. Each director attended at least 75% of the meetings of the Board and of each of the Committees on which he served during fiscal 2001 and which occurred on or after the initiation of his term as a director. The Board of Directors of the Company has a standing Audit Committee, Compensation Committee and Nominating Committee.

     For a description of the principal functions of the Audit Committee, see "Report of the Audit Committee." During fiscal 2001, the Audit Committee consisted of Mr. Smith, Mr. Kannappan and James J. Kim. In October 2001, Mr. Kim resigned as a director of the Company and as a member of the Audit Committee. Dr. Betz replaced Mr. Kim as a member of the Audit Committee. The Audit Committee held eight meetings during fiscal 2001.

     The principal functions of the Compensation Committee are to recommend to the Board the compensation of directors and executive officers of the Company, to oversee the administration of the Company's stock option plans and to perform such other duties regarding compensation for employees and consultants as the Board may delegate from time to time. See "Report of the Compensation Committee on Executive Compensation." During fiscal 2001, the Compensation Committee consisted of Mr. Smith, Mr. Kannappan and Dr. Betz. The Compensation Committee held four meetings during fiscal 2001.

     The function of the Nominating Committee is to consider qualified candidates for appointment and nomination for election to the Board of Directors and to make recommendations to the Board concerning such candidates. The Nominating Committee was formed effective January 1, 2001. During fiscal 2001, the Nominating Committee consisted of Dr. Betz in conjunction with the Board of Directors. The Nominating Committee held one meeting during fiscal 2001. The Nominating Committee considers candidates recommended by any stockholder who provides notice in the manner described below. Stockholders may nominate one or more persons for election as directors at a meeting only if timely notice of such nomination is given in writing to the Secretary of the Company in accordance with the Company's bylaws. Nominations from stockholders intended to be presented at the next Annual Meeting of Stockholders of the Company must be received by the Secretary of the Company at 2800 Bayview Drive, Fremont, California 94538 no later than December 31, 2002.

Compensation of Directors

     Non-employee directors are paid $5,000 per Board of Directors meeting attended. The Chairman is paid $10,000 per meeting attended. The Company also reimburses its outside directors for travel expenses and other out-of-pocket expenses associated with attending meetings. Non-employee directors are paid $1,000 or, in the case of the Chairman, $2,000 per committee meeting attended.

     The Company's Amended and Restated 1989 Stock Option Plan (the "Stock Option Plan") provides for the automatic grant of options to the Company's non-employee directors. Currently, each non-employee director is granted an initial option to purchase 30,000 shares on the date of appointment or election to the Board. In addition, each non-employee director of the Company who has continuously served on the Board for six months as of the date of the Annual Meeting of Stockholders is granted an option to purchase an additional 10,000 shares or, in the case of the Chairman, an option to purchase an additional 15,000 shares, in each year thereafter, on the date immediately after each Annual Meeting of Stockholders.

Voting Arrangements

     In connection with the business combination in which the Company acquired the semiconductor equipment division of STEAG Electronic Systems AG ("SES"), the Company entered into a Stockholder Agreement with SES and Brad Mattson that provides, among other things, for the appointment of two persons designated by SES to join the Company's Board of Directors. Dr. Jochen Melchior and Dr. Hans Georg-Betz were designated by SES and were appointed as directors effective January 1, 2001. The Stockholder Agreement also provides that the Company will cause the nomination of Dr. Melchior and Dr. Betz, or successors designated by SES, for election at each Annual Meeting of the Company's stockholders at which their terms as directors will expire. SES and Mr. Mattson each agreed to be present and voting at each stockholder meeting where directors are to be elected, and to vote affirmatively for the election of nominees for director proposed in accordance with the Stockholder Agreement.

                             ADDITIONAL INFORMATION

Executive Officers

      As of March 15, 2002, in addition to Mr. Dutton, the other executive officers, who are not directors of the Company, are as follows:

Name                        Age    Title
----                        ---    -----

Ludger Viefhues             59     Chief Financial Officer, Executive
                                   Vice President, Finance, and Secretary


David Ferran                45     President, Wet Product Division

Robert MacKnight            52     President, Thermal/Films/Etch Division

Yasuhiko (Mike) Morita      59     Executive Vice President,
                                   Global Business Operations


      Ludger Viefhues joined the Company as the Chief Financial Officer in December 2000 and also serves as Executive Vice President, Finance and Secretary. From 1999 to 2000, Mr. Viefhues was Chief Financial Officer of STEAG RTP Systems GmbH. From 1996 to 1999, Mr. Viefhues was Chief Executive Officer at MEMC Electronic Materials, Inc., a supplier of silicon wafers. Prior to being appointed Chief Executive Officer at MEMC, Mr. Viefhues served as MEMC's Chief Financial Officer. From 1993 to 1996, Mr. Viefhues held the post of Chief Financial Officer at Huels AG (Germany).

     David Ferran joined the Company as President of the Wet Product Division in July 2001 and was elected Executive Vice President in December 2001. From 1999 to 2000, Mr. Ferran served at Akrion LLC, a supplier of semiconductor processing equipment, where he was most recently President and Chief Executive Officer. From 1997 to 1999, Mr. Ferran was Chief Executive Officer of Submicron Systems Corp., a maker of semiconductor manufacturing equipment. Mr. Ferran served as Chairman and Chief Executive Officer of Tylan General, Inc., a maker of equipment used in semiconductor manufacturing process from 1989 to 1997.

     Robert MacKnight has served as President of the Company's Thermal/Films/Etch division and Executive Vice President since December 2001. Mr. MacKnight joined the Company in September 2001 as Executive Vice President of Corporate Development and General Manager of the RTP Product Business. From 1998 to 2001, Mr. MacKnight served at Microbar, Inc., a manufacturer of chemical systems for the semiconductor industry, where he was most recently President and Chief Operating Officer. From 1996 to 1998, Mr. MacKnight was Vice President and General Manager of After Market Operations for Cymer, Inc., a supplier of equipment used in semiconductor manufacturing.

     Yasuhiko (Mike) Morita has served as the Company's Executive Vice President of Global Business Operations since December 2001. Mr. Morita served as the Company's Vice President of Global Sales operations from 1998 until 2001. From 1996 to 1998, Mr. Morita was Vice President of Asia Operations and President of the Company's subsidiary, Mattson Technology Center, K.K. Mr. Morita served on the Company's Board of Directors from July 1994 through February 1996. From 1967 to 1996, Mr. Morita served at Marubeni Corporation in various positions, most recently as Executive Vice President and General Manager of the semiconductor equipment division.

                   EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Compensation

      The following table presents information for the fiscal years ended December 31, 1999, 2000, and 2001 regarding the compensation paid to the Company's Chief Executive Officer and each of the most highly compensated executive officers who made over $100,000 in the most recent fiscal year, as well as two of the Company's former officers.

                                                                                    Long Term
                                                                                  Compensation
                                                  Annual Compensation                 Awards/
                                    ---------------------------------------        Securities
                                    Fiscal                                         Underlying
   Name and Principal Position       Year      Salary($)       Bonus($)(1)          Options(#)
   ---------------------------       ----      ---------       -----------          ----------

  David Dutton (2)................   2001      300,756            --                 240,000
    Chief Executive Officer and      2000      218,077          168,197                 --
    President                        1999      194,692          119,000               37,500

  Ludger Viefhues (3).............   2001      299,058            --                 250,000
    Chief Financial Officer,         2000        6,154          110,000                 --
    Executive Vice President,        1999         --              --                    --
    Finance and Secretary

  David Ferran (4)................   2001      177,019            --                 250,000
    President, Wet Products          2000         --              --                    --
    Division                         1999         --              --                    --

  Yasuhiko Morita.................   2001      208,256            --                  55,000
    Executive Vice President,        2000      200,000          116,000                 --
    Global Business Operations       1999      200,936           81,000               20,000

  Former Officers
  ---------------
  Walter Kasianchuk (5)              2001      271,902            --                  60,000
    Executive Vice President,        2000      200,000          135,000                 --
    President, Thermal Products      1999       53,570           20,000               30,000
    Division

  Brad Mattson (6)                   2001      423,064            --                 200,000
    Chief Executive Officer          2000      352,500          339,000                  920
                                     1999      313,272          201,000              100,000


---------

(1) Bonuses are based on performance or achievement of goals and accrued for the fiscal year indicated, but are paid after fiscal year end.

(2) Mr. Dutton was elected Chief Executive Officer in December 2001 and previously held positions as Executive Vice President and President, Plasma Division.

(3)  Mr. Viefhues joined the Company in December 2000.

(4)  Mr. Ferran joined the Company in July 2001.

(5) Mr. Kasianchuk resigned from his position as President, Thermal Products Division in December 2001.

(6) Mr. Mattson resigned from his position as Chief Executive Officer in October 2001, but remains Vice Chairman of the Board of Directors.

Stock Options Granted During Fiscal 2001

      The following table provides the specified information concerning grants of options to purchase the Company's common stock made during the fiscal year ended December 31, 2001, to the persons named in the Executive Compensation Table.


                        Individual Grants in Fiscal 2001
                        --------------------------------
                                  % of Total                                   Potential Realizable Value
                   Number of       Options                                        at Assumed Annual of
                   Securities     Granted to                                    Stock Price Appreciation
                   Underlying     Employees      Exercise                          for Option Term(5)
                    Options       in Fiscal        Price      Expiration      ----------------------------
   Name             Granted(1)     2001(2)      ($/share)(3)    Date(4)            5%            10%
----------------------------------------------------------------------------------------------------------
   David Dutton       5,814         0.18%        $10.44         01/02/11     $   38,000       $   97,000
                     11,936         0.36%         $7.65         12/13/11     $   57,000       $  146,000
                    188,064         5.70%         $7.65         12/13/11     $  905,000       $2,293,000
                     34,186         1.04%        $10.44         01/02/11     $  224,000       $  569,000

   Ludger Viefhues   31,865         0.97%        $10.44         01/02/11     $  209,000       $  530,000
                      8,808         0.27%         $7.65         12/13/11     $   42,000       $  107,000
                     91,192         2.76%         $7.65         12/13/11     $  439,000       $1,112,000
                    118,135         3.58%        $10.44         01/02/11     $  775,000       $1,965,000

   David Ferran      26,612         0.81%        $15.03         07/09/11     $  252,000       $  637,000
                    123,388         3.74%        $15.03         07/09/11     $1,166,000       $2,956,000
                    100,000         3.03%         $7.65         12/13/11     $  481,000       $1,219,000

   Yasuhiko Morita    5,208         0.16%        $10.44         01/02/11     $   34,000       $   87,000
                      4,792         0.15%        $10.44         01/02/11     $   31,000       $   80,000
                     14,911         0.45%         $7.65         12/13/11     $   72,000       $  182,000
                     30,089         0.91%         $7.65         12/13/11     $  145,000       $  367,000

   Walter            13,958         0.42%        $10.44         01/02/11     $   92,000       $  232,000
   Kasianchuk        46,042         1.40%        $10.44         01/02/11     $  302,000       $  766,000

   Brad Mattson      11,663         0.35%        $10.44         01/02/11     $   77,000       $  194,000
                     94,143         2.85%        $13.36         07/16/11     $  791,000       $2,005,000
                      5,857         0.18%        $13.36         07/16/11     $   49,000       $  125,000
                     88,337         2.68%        $10.44         01/02/11     $  580,000       $1,470,000


---------

(1) Options granted in fiscal year 2001 to executive officers were granted under the Company's 1989 Stock Option Plan, have ten-year terms and, except as set forth below, vest over a period of four years at a rate of 25% after one year and 1/48th each month thereafter, conditioned upon continued employment with the Company. Under the 1989 Stock Option Plan, the Board of Directors retains discretion to modify the terms, including the price of outstanding options.

(2) The Company granted an aggregate of 3,298,556 options during the fiscal year ended December 31, 2001.

(3) All options were granted at fair market value on the date of grant, representing the closing sale price of the Company's common stock as quoted on the Nasdaq National Market on the date of grant.

(4) The options in this table may terminate before their expiration upon the termination of the optionee's status as an employee or consultant or upon the optionee's disability or death.

(5) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, in accordance with the Securities and Exchange Commission's rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holders' continued employment through the vesting period. The 5% and 10% assumed annual rates of appreciation are specified in SEC rules and do not represent the Company's estimate or projection of future stock price growth. The Company does not necessarily agree that this method can properly determine the value of an option and there can be no assurance that the potential realizable values shown in this table will be achieved. One share of stock purchased at $7.65 in fiscal 2001 would yield profits of approximately $4.81 per share at 5% appreciation over ten years, or approximately $12.19 per share at 10% appreciation over the same period. One share of stock purchased at $10.44 in fiscal 2001 would yield profits of approximately $6.57 per share at 5% appreciation over ten years, or approximately $16.64 per share at 10% appreciation over the same period. One share of stock purchased at $13.36 in fiscal 2001 would yield profits of approximately $8.40 per share at 5% appreciation over ten years, or approximately $21.29 per share at 10% appreciation over the same period. One share of stock purchased at $15.03 in fiscal 2001 would yield profits of approximately $9.45 per share at 5% appreciation over ten years, or approximately $23.95 per share at 10% appreciation over the same period.


Option Exercises in last Fiscal Year and Fiscal 2001 Year-End Option Values

     The following table provides the specified information concerning exercises of options to purchase the Company's common stock in the fiscal year ended December 31, 2001, and unexercised options held as of December 31, 2001, by the persons named in the Executive Compensation Table above.

               Aggregate Option Exercises in Last Fiscal Year and
                         Fiscal Year-End Option Values

                                                     Number of Securities
                                                         Underlying              Value of Unexercised
                                                   Unexercised Options at        In-the-Money Options
                        Shares                     at December 31, 2001(3)         December 31, 2001
                     Acquired on    Value         -------------------------     ----------------------
Name                  Exercise     Realized        Vested(1)    Unvested(2)     Vested(4)     Unvested
----                  --------     --------        ---------    -----------     ---------     --------
David Dutton             --          --               66,900      278,000        $91,731      $280,927
Ludger Viefhues          --          --                 --        250,000          --         $116,000
David Ferran             --          --                 --        250,000          --         $116,000
Yasuhiko Morita          --          --               65,225       71,775        $32,555      $ 81,745
Walter Kasianchuk        --          --               16,873       73,127          --            --
Brad Mattson             --          --              152,549      275,000        $67,650      $ 39,900


---------

(1) Represents shares which are immediately exercisable and/or vested. Options granted in fiscal 2001 under the 1989 Stock Option Plan generally vest and become exercisable over a period of four years at a rate of 25% after one year and 1/48th each month thereafter. Under the 1989 Stock Option Plan, the Board of Directors retains discretion to modify the terms, including the price of outstanding options.

(2)  Represents shares which are unvested and not exercisable.

(3) Market value of underlying securities is based on the closing price of the Company's common stock on December 31, 2001 (the last trading day of the 2001 fiscal year), which was $8.81 as reported on the Nasdaq National Market.

(4) Represents value related to shares that are immediately exercisable and/or vested.

    Shares Acquired on Exercise includes all shares underlying the option, or portion of the option, exercised without deducting shares withheld to satisfy tax obligations, sold to pay the exercise price or otherwise disposed of. Value Realized is calculated by multiplying the difference between the market value, deemed to be the closing market price of the Company's common stock on the Nasdaq National Market, and exercise price when exercised by the number of shares acquired upon exercise. The value of any payment by the Company for the exercise price or related taxes is not included. Value of Unexercised In-the-Money Options at Fiscal Year End is calculated by multiplying the difference between the market value and exercise price at fiscal year end by the number of options held at fiscal year end.

Employment Contracts and Termination of Employment and
Change-in-Control Arrangements

      None of the Company's current executive officers have employment agreements with the Company, and they may resign or their employment may be terminated at any time.

     Effective as of October 15, 2001, Brad Mattson resigned as the Company's Chief Executive Officer. Pursuant to the Transition Agreement by and between Mr. Mattson and the Company, dated as of December 13, 2001, Mr. Mattson continues to work for the Company as a part time employee, assisting on strategic issues, for a term of two years from the date of his resignation. Mr. Mattson is paid $450,000 per year for his services. The Transition Agreement also provides that, among other things, Mr. Mattson will continue to serve on the Company's Board of Directors, unless requested to resign by a majority of the Board for good cause, and that, during the term of the Transition Agreement, Mr. Mattson will vote his shares of the Company's common stock in the manner recommended by a majority of the Board of Directors, provided that he shall have no obligation to vote for any proposal that adversely affects his rights as a stockholder in a manner materially adverse to the impact on other stockholders. In addition, Mr. Mattson agrees that, during the term of the Transition Agreement, he will not compete with the Company's business.

      Pursuant to the Company's Amended and Restated 1989 Stock Option Plan, in the event that a change in control, as defined therein, occurs and the acquiring corporation does not assume or substitute new options for outstanding options granted under the 1989 Plan, any unexercised and unvested portions of the outstanding options will become immediately exercisable and vested in full as of the date ten days prior to the date of the change in control. Any option or portion thereof that is neither assumed or substituted for by the acquiring corporation nor exercised as of the date of the change in control will terminate and cease to be outstanding effective as of the date of the change in control.

     Pursuant to the Company's 1994 Employee Stock Purchase Plan, as amended, in the event of a proposed sale of all or substantially all of the Company's assets, or a merger or consolidation, then in the sole discretion of the plan administrator, (i) each purchase option granted under the 1994 Plan shall be assumed or an equivalent purchase option shall be substituted by the successor corporation, (ii) all outstanding purchase options shall be deemed exercisable on a date set by the administrator that is on or before the date of consummation of such merger, consolidation or sale or (iii) all outstanding purchase options shall terminate and the accumulated payroll deductions shall be returned to the participants.

Compensation Committee Interlocks and Insider Participation

     No interlocking relationship exists between any member of the Company's Board of Directors or Compensation Committee and any member of the Board of Directors or Compensation Committee of any other company.

Certain Relationships and Related Transactions

     In April 2001, the Company completed the acquisition of 97% of the outstanding shares of R.F. Services, Inc. for a cash price of approximately $928,800 (including acquisition-related costs of $41,500). Brad Mattson, a member of the Company's Board of Directors and the Company's former Chief Executive Officer, owned approximately 95% of the outstanding shares of R.F. Services, Inc. and served as a director of that corporation.

     During the second quarter of 2000, the Company extended a loan to Mr. Mattson in the principal amount of $200,000. The interest rate of the loan is 6%. As of March 15, 2002, Mr. Mattson owed the Company a total of $221,867 pursuant to the loan. The repayment of the loan was originally due in the first quarter of 2001, but the Company extended the maturity date to December 31, 2002.

     During the fourth quarter of 1998, the Company extended a two-year loan to David Dutton, its current Chief Executive Officer and former President, Plasma Product Division, in the principal amount of $100,000. The loan is collateralized by approximately 32,000 shares of the Company's common stock and is a full recourse note bearing interest at 6% per year. During the second quarter of 2000, the Company extended a second loan to Mr. Dutton in the principal amount of $50,000. The interest rate on the second loan is 6%. The repayment of the second loan was originally due in the first quarter of 2001. During the third quarter of 2001, the Company extended a third loan to Mr. Dutton in the amount of $20,000. The interest rate on these loans is 6%. As of March 15, 2002, Mr. Dutton owed the Company a total of $204,070 pursuant to the loans. The maturity date on the loans is December 31, 2002.

     During the third quarter of 2000, the Company extended a loan to Yasuhiko Morita in the principal amount of $300,000. The interest rate on the loan is 6%. As of March 15, 2002, Mr. Morita owed the Company a total of $327,700 pursuant to the loan. The repayment of the loan was originally due in the first quarter of 2001, but the Company extended the maturity date to December 31, 2002.

     The Company entered into a consulting agreement with Shigeru Nakayama, a member of the Company's Board of Directors, on August 10, 2000. Under his consulting agreement, Mr. Nakayama received $10,000 per month and an option to purchase 6,000 shares of the Company's common stock per year, in exchange for consulting services regarding the integration of the Company's operations in Japan. The consulting agreement was terminated in April 2001. In May 2001, the Company made payments of $90,000 to Mr. Nakayama for consulting services performed from August 2000 to April 2001.

      STEAG Electronic Systems AG ("SES") holds approximately 32% of the Company's common stock, which it acquired pursuant to the purchase by the Company of eleven subsidiaries of SES, which was consummated on January 1, 2001 under the terms of a Strategic Business Combination Agreement by and between SES and the Company, dated June 27, 2000, as amended by the Amendment to Strategic Business Combination Agreement dated December 15, 2000 (the "Combination Agreement"). Pursuant to the Stockholder Agreement entered into in connection with the acquisition transaction, Dr. Jochen Melchior and Dr. Hans-Georg Betz were elected to the Company's Board of Directors as designees of SES.

      On November 5, 2001, the Company agreed with SES to amend the Combination Agreement and the Stockholder Agreement. The Amendment to Stockholder Agreement eliminated the restrictions on future dispositions of the Company's common stock by SES. The Second Amendment to the Combination Agreement provided for, among other things, the amendment of the secured promissory note issued to SES in connection with the acquisition transaction, extending the maturity date and capitalizing accrued interest, and an additional loan from SES to the Company in an amount equal to the year 2000 profits that were transferred from two of the acquired German subsidiaries to SES pursuant to the Combination Agreement. The Company issued to SES an Amended and Restated Secured Promissory Note in the principal amount of $26.9 million with an interest rate of 6% per annum. This note is secured by a standby letter of credit, which is in turn secured by restricted cash in the principal amount of the note. The Company also issued to SES the second Secured Promissory Note in the principal amount of approximately Euro 19.2 million, with an interest rate of 6% per annum and secured by an assignment of accounts receivable of two acquired German subsidiaries. Both notes are due on July 2, 2002.

      In fiscal year 2001, the Company paid approximately $988,000 to SES in connection with the purchase of services or supplies pursuant to several transition services agreements with SES, under which SES agreed to provide specified payroll, communications, accounting information and intellectual property administration services to certain of the Company's German subsidiaries. In addition, in fiscal 2001, the Company purchased approximately $3.7 million of manufacturing and assembly services pursuant to a manufacturing supply contract with a company affiliated with SES.

      The Company paid Alliant Partners, a technology merger and acquisition advisory firm, a fee of $300,000 for rendering an opinion as to the fairness from a financial point of view to the Company's stockholders of the consideration to be provided by the Company in connection with the acquisition of the STEAG Semiconductor Division and CFM Technologies, Inc.. The Company also paid Alliant Partners a success fee of $2,000,000 upon the closing of the transactions. This payment was made in January 2001. This amount was capitalized in 2000 as a direct acquisition related cost. Mr. Savage, who was a member of the Company's Board of Director until January 1, 2001 is a partner at Alliant Partners.

      On April 8, 2002, the Company announced that it has entered into definitive purchase agreements for the sale of 7.4 million shares of newly issued common stock in a private placement. The purchasers of the shares are the State of Wisconsin Investment Board, SES, the Company's largest shareholder, and entities affiliated with American Century Investments. The purchase price is $6.15 per share, resulting in an aggregate transaction value of $ 45.6 million. The sale is expected to close in the second quarter of fiscal 2002. The 1.3 million shares to be purchased by SES will be issued to SES in exchange for the cancellation of $8.1 million of existing indebtedness.

      In April 2002, the Company agreed to extend loans to Brad Mattson and Diane Mattson, each in the principal amount of $700,000. The loans do not bear interest and are due and payable upon the later of August 31, 2002 and the date that is 90 days after the SEC declares effective the Registration Statement on Form S-3 filed by the Company with the SEC on April 12, 2002 in connection with the private placement transaction announced on April 8, 2002. During the term of the notes, Mr. Mattson and Ms. Mattson may not sell, pledge or otherwise dispose of any common stock of the Company. Any disposition of common stock of the Company by Mr. Mattson or Ms. Mattson would be a default under the notes and all proceeds from such disposition would be applied to the repayment of the notes.


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten-percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representation from certain reporting persons that no other reports were required, the Company believe that all Section 16(a) filing requirements applicable to the Company's executive officers, directors and greater than ten-percent shareholders were complied with.

                        COMPARISON OF STOCKHOLDER RETURN

      Set forth below is a line graph comparing the annual percentage change in the cumulative total return of the Company's common stock with the cumulative total return of the Nasdaq Stock Market Index - US and the Nasdaq Electronic Components Index for the period commencing December 31, 1996 and ending December 31, 2001.


                                    [GRAPH]



          Comparison of Cumulative Total Return From December 31, 1996
                            through December 31, 2001
           Mattson, Total Return Index for the Nasdaq Stock Market and
                      Nasdaq Electronic Components Index(1)


                                       12/31/96       12/29/97     12/31/98      12/31/99    12/31/00      12/31/01
                                       --------       --------     --------      --------    --------      --------
Mattson Technology, Inc.                    100             74           61           180         109            93
Nasdaq Stock Market Index - US              100            122          173           321         193           153
Nasdaq Electronic Components Index          100            105          162           301         248           169



--------

(1) Assumes that $100.00 was invested in the Company's common stock and in each index at market closing prices on December 31, 1996, and that all dividends were reinvested. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

                          REPORT OF THE AUDIT COMMITTEE

      The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company's consolidated financial statements, its system of internal controls and the independence and performance of its independent auditors. The Audit Committee also recommends to the Board of Directors the selection of the Company's independent auditors. The Audit Committee is composed of three non-employee directors and operates under a written charter adopted and approved by the Board of Directors. Each Committee member is independent as defined by National Association of Securities Dealers, Inc. ("NASD") listing standards. The current members of the Audit Committee are Kenneth Kannappan, Dr. Hans-Georg Betz and Kenneth Smith.

      Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company's independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. We rely on the information provided to us and on the representations made by management and the independent auditors.

      In this context, we held eight meetings during fiscal year 2001. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, the internal auditors and the company's independent auditors for 2001, Arthur Andersen LLP ("Arthur Andersen"). We discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. We met with the independent auditors to discuss the results of their examination and their evaluations of the company's internal controls.

      We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2001 with management and Arthur Andersen.

      We also discussed with the independent auditors matters required to be discussed with audit committees under auditing standards generally accepted in the United States of America, including, among other things, matters related to the conduct of the audit of the Company's consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

      The Company's independent auditors also provided to us the written disclosures and a letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with the independent auditors their independence from the company. When considering Arthur Andersen's independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company's consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the fees paid to Arthur Andersen for audit and non-audit services.

      Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board of Directors that the Company's audited consolidated financial statements for the fiscal year ended December 31, 2001 be included in the Company's Annual Report on Form 10-K.

      The Company's independent auditors are currently Arthur Andersen. Because of the uncertainty surrounding the capability of Arthur Andersen to continue providing audit services appropriate to the needs of the Company, no accountant has been selected for the current fiscal year. The Audit Committee is in the process of evaluating the selection of independent auditors for the year ending December 31, 2002.

                                  AUDIT COMMITTEE

                                  Kenneth Kannappan
                                  Kenneth Smith
                                  Hans-Georg Betz
April 30, 2002

Audit and Related Fees

      Audit Fees. The aggregate fees billed by Arthur Andersen for professional services for the audit of the Company's annual consolidated financial statements for fiscal 2001, included in the Company's Annual Report on Form 10-K, and the review of the quarterly financial statements, included in the Quarterly Reports on forms 10-Q, for fiscal 2001 were $830,000.

      Financial Information Systems Design and Implementation Fees. There were no fees billed by Arthur Andersen to the Company for financial information systems design and implementation fees for fiscal 2001.

      All Other Fees. The aggregate fees billed to the Company for all other services rendered by Arthur Andersen for fiscal 2001 were $3,251,000, which includes $1,100,000 for audit related services.

      Representatives of Arthur Andersen are expected to be present at the Annual Meeting of Stockholders, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.


         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      The Compensation Committee recommends to the Company's Board of Directors compensation of Company directors and officers and oversees the administration of the Company's Option Plan.

Compensation Philosophy

      In structuring the Company's compensation programs, the Compensation Committee's goals are to align compensation with the Company's business objectives and performance and to enable it to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company. The Compensation Committee also seeks to link executive compensation with the creation of long-term stockholder value. Consistent with these goals, the Company's compensation programs include a mix of salary, bonus and stock options. In particular, stock options are used to link executive incentives and the creation of stockholder value.

      In addressing compensation issues, the Committee is influenced by several factors which arise from the Company's current position and industry. The Company competes against many companies that are substantially larger than the Company and sells primarily to very large customers. The Company must be in a position to attract and maintain a management team with sufficient experience and credibility with customers to compete. Moreover, the Company has grown in size and complexity as a result of the acquisition of STEAG Semiconductor Division and CFM Technologies, Inc., and the Company must have a management team which has the ability to address that growth and successfully manage a much larger business. The Company also is involved in a highly cyclical industry that can experience significant slowdowns and declines in financial performance and stock price which are not related to the performance of management.

      Base Salary. The Compensation Committee reviews annually each executive officer's base salary. When reviewing base salaries, the Compensation Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices.

      Bonus. The Company's bonus plan provides for bonuses to be awarded to key employees based on specific goals achieved by the Company and the relative level of achievement of goals by the key employees. The bonus plan is designed such that bonuses when combined with salaries create total compensation which is competitive with other companies against which the Company competes in hiring and retaining key employees. Bonus awards depend on the extent to which Company and individual performance objectives are achieved. For 2001, the Company's performance objectives included operating, strategic and financial goals considered critical to the Company's short and long term goals. In particular, the plan focused on performance relative to plan in revenues, operating profit and market share.

      Options. The purpose of the Company's Option Plan is to provide employees of the Company with an opportunity to share, along with stockholders of the Company, in the long-term performance of the Company. The Committee makes periodic grants of stock options to eligible employees, generally upon commencement of employment or following a significant change in job responsibilities. Stock options generally vest over a four-year period and expire ten years from the date of grant. The exercise price of options is generally 100% of fair market value of the underlying stock on the date of grant. In awarding stock options, the Committee considers individual performance, overall contribution to the Company, retention, the number of unvested stock options and the total number of stock options to be awarded.

      Section 162(m) of the Internal Revenue Code (the "Code") imposes limitations on the deductibility for federal income tax purposes of compensation over $1 million paid to certain executive officers in a taxable year. Compensation above $1 million may only be deducted if it is "performance-based compensation" within the meaning of the Code. Income from options granted under the Company's stock option plan would generally qualify for a deduction under these restrictions so long as the options are granted by a committee whose members are non-employee directors. The Committee believes that at the present time it is unlikely that the compensation paid to any executive officer in a taxable year which is subject to the deduction limit will exceed $1 million. In addition, no employee may receive in any fiscal year options to purchase in excess of 500,000 shares. The Compensation Committee has established a policy for determining the forms of incentive compensation awarded to its executive officers that qualify as "performance-based compensation," namely achievement of corporate goals and individual objectives. The Compensation Committee intends to continue to evaluate the effects of the statute and any Treasury regulations and the advisability of qualifying its executive compensation for deductibility of such compensation. The Compensation Committee's policy is to qualify its executive compensation for deductibility under applicable tax laws to the extent practicable.

Chief Executive Officer Compensation

      The Compensation Committee uses the same procedures described above in setting the annual salary, bonus and stock option awards for the Chief Executive Officer. The Chief Executive Officer's salary is determined based on comparisons with competitive companies as described above. In awarding stock options, the Committee considers the Chief Executive Officer's performance, overall contribution to the Company, retention, the number of unvested options and the total number of options to be granted.

Conclusion

      As a significant portion of the Company's compensation program is linked to Company performance, the Committee believes that compensation is closely tied to increases in long-term stockholder value.




                                  COMPENSATION COMMITTEE

                                  Kenneth Kannappan
                                  Kenneth G. Smith
                                  Hans-Georg Betz


April 30, 2002

                                  PROPOSAL TWO

              APPROVAL OF INCREASE IN SHARES RESERVED FOR
     ISSUANCE UNDER THE AMENDED AND RESTATED 1989 STOCK OPTION PLAN

General

      The Company's 1989 Stock Option Plan became effective on September 29, 1989 and was amended and restated in April 1997 as the Company's Amended and Restated 1989 Stock Option Plan (the "Option Plan"). Over the more than 12 years the Option Plan has been in existence, there have been numerous increases in the total number of shares reserved for issuance under the plan. In May
2001, the stockholders approved an increase of 1,000,000 shares in the plan reserve, to 9,675,000 shares. In February 2002, subject to stockholder approval, the Board approved an increase in the number of shares reserved for issuance under the Option Plan by an additional 800,000 shares, to 10,475,000 shares.

Description of Plan

      The following summary of the Option Plan is qualified in its entirety by the specific language of the Option Plan, a copy of which is available to any stockholder upon request.

      General. The Option Plan provides for the discretionary grant of incentive stock options within the meaning of section 422 of the Internal Revenue Code of 1986, as amended, (the "Code") and nonstatutory stock options. In addition, the Option Plan provides for the automatic grant of nonstatutory stock options to non-employee directors of the Company ("Non-employee Director Options"). As of February 25, 2002, no grant of options conditioned on stockholder approval of an increase in the share reserve under the Option Plan had been made to any employee. Grants under the Option Plan are made at the discretion of the Compensation Committee or the Board of Directors. Accordingly, future grants under the Option Plan are not yet determinable, other than the automatic grants to be made to non-employee directors, as described below.

      Shares Subject to Plan. The stockholders have previously authorized the reservation of an aggregate of 9,675,000 shares of the Company's common stock for issuance upon the exercise of options granted under the Option Plan. As of February 25, 2002, a total of 5,438,844 shares were subject to outstanding options granted under the Option Plan, 1,528,462 shares were available for future grant under the Option Plan (without taking the proposed amendment into account) and options to purchase 2,707,694 shares of common stock granted under the Option Plan had been exercised. The maximum number of authorized but unissued or reacquired shares of the Company's common stock available for issuance under the Option Plan has been increased, subject to stockholder approval, to 10,475,000. The Option Plan imposes a grant limit under which no employee may receive in any fiscal year options to purchase in excess of 500,000 shares (the "Grant Limit"). Appropriate adjustments will be made to the shares subject to the Option Plan, to the Grant Limit, to the automatic Non-employee Director Option grant provisions (discussed below) and to outstanding options upon any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company. To the extent that any outstanding option under the Option Plan expires or terminates prior to exercise in full, the shares of common stock for which such option is not exercised are returned to the Option Plan and become available for future grant. The Option Plan also provides that if shares issued upon exercise of an option are repurchased by the Company, the repurchased shares are returned to the Option Plan and become available for future grant.

      Administration. The Option Plan is administered by the Board of Directors or a duly appointed committee of the Board (hereinafter referred to as the "Board"). With respect to the participation of individuals whose transactions in the Company's equity securities are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Option Plan must be administered in compliance with the requirements of Rule 16b-3 under the Exchange Act, if any. Subject to the provisions of the Option Plan, the Board determines the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an incentive stock option or a nonstatutory stock option, the timing and terms of exercisability of each option or the vesting of shares acquired upon the exercise of an option, including the effect thereon of an optionee's termination of service, the exercise price of and the type of consideration to be paid to the Company upon the exercise of each option, the duration of each option, and all other terms and conditions of the options. The Option Plan also authorizes the Board to delegate to an officer of the Company the power to grant options for up to 25,000 shares per fiscal year to any eligible person other than an officer or director of the Company.

       The Option Plan authorizes the Board to amend, reprice, modify, extend, renew, or grant a new option in substitution for, any option, to waive any restrictions or conditions applicable to any option or any shares acquired upon the exercise thereof, and to accelerate, continue, extend or defer the exercisability of any option or the vesting of any shares acquired upon the exercise of an option, including with respect to the period following an optionee's termination of service with the Company. The Option Plan also provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the Option Plan. The Board will interpret the Option Plan and options granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Option Plan or any option.

      Eligibility. The Option Plan permits the grant of options to employees, consultants and directors of the Company or of any present or future parent or subsidiary corporations of the Company. Options may also be granted to prospective employees, consultants and directors in connection with written offers of employment or engagement, provided that such options may not become exercisable prior to the individual's commencement of service. As of February 25, 2002, the Company had 1,351 employees, including five executive officers, and seven directors. While any person eligible under the Option Plan may be granted a nonstatutory option, only employees may be granted incentive stock options. In addition, only non-employee directors of the Company are eligible to receive Non-employee Director Options.

      Terms and Conditions of Options. Each option granted under the Option Plan is evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the plan. The exercise price per share of each incentive stock option granted under the Option Plan must equal at least the fair market value of a share of the Company's common stock on the date of grant and the exercise price per share of each nonstatutory stock option granted under the Option Plan must equal at least 85% of the fair market value of a share of the Company's common stock on the date of grant. As of April 19, 2002, the closing price of a share of the Company's common stock as reported on the Nasdaq National Market was $8.62.

      The option exercise price may be paid in cash, by check, or in cash equivalent, by the assignment of the proceeds of a sale or loan with respect to some or all of the shares of common stock being acquired upon the exercise of the option, by means of a promissory note, by any other lawful consideration approved by the Board, or by any combination thereof. The Board may nevertheless restrict the forms of payment permitted in connection with any option grant. The Option Plan also authorizes (i) the Company to withhold from shares otherwise issuable upon the exercise of an option or (ii) to accept the tender of shares of the Company's common stock in full or partial payment of any tax withholding obligations.

      Options granted under the Option Plan become exercisable and vested at such times and subject to such conditions as specified by the Board. Generally, options granted under the Option Plan become exercisable in installments over a period of time specified by the Board at the time of grant, subject to the optionee's continued service with the Company. The Option Plan provides that the maximum term of an incentive stock option is ten years. Consistent with the Code, the Option Plan does not limit the term of a nonstatutory stock option. Options are generally nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee. However, the Option Plan provides that a nonstatutory stock option may be assignable or transferable to the extent permitted by the Board and set forth in the option agreement.

      Terms and Conditions of Non-employee Director Options. The Option Plan provides for the automatic grant of options to non-employee directors of the Company. The Option Plan provides that each non-employee director first elected or appointed to the Board after December 16, 1999 (the "Effective Date") will be granted automatically, on the date of such initial election or appointment, an option to purchase 30,000 shares of common stock. A Non-employee Director Option granted on the Effective Date or on the date of initial appointment or election as a non-employee director is referred to herein as an "Initial Option". The Option Plan also provides for the automatic annual grant, on the day following each Annual Meeting of the Stockholders of the Company which occurs after the Effective Date, of an additional option to purchase 10,000 shares of common stock or, in the case of the Chairman, an additional option to purchase 15,000 shares (an "Annual Option") to each non-employee director who continues to serve in such capacity. However, a non- employee director who has not continuously served on the Board for at least six months as of the date of such Annual Meeting will not receive an Annual Option on such date. The exercise price per share of each Non-employee Director Option will be equal to the fair market value of a share of the Company's common stock on the date of grant and each Non-employee Director Option will have a term of ten years. Non-employee Director Options are exercisable only to the extent that the shares subject to the option are vested. In general, Initial Options granted after December 16, 1999 will vest as follows: 12,000 shares will vest one year after the date of grant, 9,000 shares will vest two years after the date of grant, 6,000 shares will vest three years after the date of grant and 3,000 shares will vest four years after the date of grant. Annual Options become vested cumulatively for 25% of the shares initially subject to the option on each of the first four anniversaries of the date of grant. Vesting of shares subject to a Non-employee Director Option is subject to the optionee's continued service through the relevant date.

      Change in Control. The Option Plan provides that, in the event of (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company's voting stock, (ii) a merger or consolidation in which the Company is a party, (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company, or (iv) a liquidation or dissolution of the Company wherein, upon any such event, the stockholders of the Company immediately before such event do not retain, in substantially the same proportions as their ownership of shares immediately before the transaction, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the voting stock of the Company, its successor, or the corporation to which the assets of the Company were transferred (a "Change in Control"), any unexercisable or unvested portion of the outstanding options will become immediately exercisable and vested in full prior to the Change in Control unless the acquiring or successor corporation assumes the Company's rights and obligations under the outstanding options or substitutes substantially equivalent options for such corporation's stock. To the extent that the options outstanding under the Option Plan are not assumed, substituted for, or exercised prior to the Change in Control, they will terminate.

      Termination or Amendment. The Option Plan will continue in effect until the earlier of its termination by the Board or the date on which all shares available for issuance under the Option Plan have been issued and all restrictions on such shares under the terms of the Option Plan and the option agreements have lapsed, provided that all incentive stock options must be granted within ten years of April 24, 1997. The Board may terminate or amend the Option Plan at any time. However, subject to changes in the law that would permit otherwise, without stockholder approval, the Board may not adopt an amendment to the Option Plan which would increase the total number of shares of common stock issuable thereunder, change the class of persons eligible to receive incentive stock options, or otherwise require approval of the Company's stockholders under any applicable law, regulation or rule. No amendment may adversely affect an outstanding option without the consent of the optionee, unless the amendment is required to preserve the option's status as an incentive stock option or is necessary to comply with any applicable law.

Summary of United States Federal Income Tax Consequences

      The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Option Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

      Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under section 422 of the Code. Optionees who do not dispose of their shares for two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months and short-term if the optionee's holding period is 12 months or less. Long-term capital gains are currently subject to a maximum tax rate of 20% and short-term capital gains are subject to taxation at ordinary rates. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

      The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

      Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options will be nonstatutory stock options. Nonstatutory stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the exercise date. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months and short-term if the optionee's holding period is 12 months or less. Long-term capital gains are currently subject to a maximum tax rate of 20% and short-term capital gains are subject to taxation at ordinary rates. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

      Since the inception of the Option Plan, (i) the executive officers named in the Executive Compensation Table above were granted options to purchase 416,000, 250,000, 310,000, 177,000, 90,000 and 850,062 shares respectively; (ii)
all current executive officers as a group were granted options to purchase an aggregate of 1,463,000 shares; and (iii) all current employees, including officers who are not executive officers, as a group were granted options to purchase an aggregate of 5,490,497 shares. In addition, under the Option Plan, non-employee directors are entitled to an automatic option grant consisting of an initial option to purchase 30,000 shares on the date of appointment or election to the Board, and a subsequent option to purchase 10,000 shares to each non-employee director of the Company who has continuously served on the Board for six months as of the date of the annual meeting of stockholders, or, in the case of the Chairman, an option to purchase 15,000 shares, in each year thereafter, on the date immediately after each Annual Meeting of Stockholders.


Vote Required and Recommendation of the Board of Directors

      The affirmative vote of a majority of the shares present or represented by proxy and entitled to a vote at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of common stock of the Company is present and voting, is required for approval of this proposal. Abstentions and broker non-votes will each be counted present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this vote.

      The Board of Directors believes that the proposed 800,000 share increase in the number of shares reserved for issuance under the Company's Option Plan is important if the Company is to be able to attract and retain qualified directors, officers and employees to the Company.

     The Board unanimously recommends a vote FOR approval of the amendment of the Option Plan to increase the number of shares reserved for issuance by 800,000 shares for the reasons stated above.

                                 PROPOSAL THREE

         APPROVAL OF INCREASE IN SHARES RESERVED FOR ISSUANCE UNDER 1994
                          EMPLOYEE STOCK PURCHASE PLAN

General

      In August 1994, the Board of Directors adopted the 1994 Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan provides a means by which employees may purchase common stock of the Company through payroll deductions. Over the years the Purchase Plan has been in effect, the share reserve has been increased several times. In May 2001, the stockholders approved the increase in the number of shares authorized under the Purchase Plan by 800,000 shares, from 2,175,000 shares to 2,975,000 shares. In February 2002, subject to stockholder approval, the Board of Directors approved an increase in the number of shares reserved for issuance under the Purchase Plan by 1,000,000 shares to 3,975,000.

Description of Plan

      The following summary of the Purchase Plan is qualified in its entirety by the specific language of the Purchase Plan, a copy of which is available to any stockholder upon request.

      General. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under section 423 of the Code. Each participant in the Purchase Plan is granted at the beginning of each Offering Period under the plan (an "Offering Period") an option to purchase through accumulated payroll deductions up to a number of shares of the common stock of the Company (an "Option") determined on the first day of the Offering Period. The Option is automatically exercised on the last day of each six-month purchase period during the Offering Period unless the participant has withdrawn from participation prior to such date. The Offering Periods have generally lasted 24 months, but the Committee will determine the length of each Offering Period and may vary the duration of a purchase period, provided that no Offering Period may exceed 27 months in duration. As of February 25, 2002, no grant of purchase rights conditioned on stockholder approval of an increase in the share reserve under the Purchase Plan had been made to any employee. Purchases of stock under the Purchase Plan are made at the discretion of participants. Accordingly, future purchases under the Purchase Plan are not determinable.

      Shares Subject to Plan. Currently, a maximum of 2,975,000 shares of the Company's common stock may be issued under the Purchase Plan, subject to appropriate adjustment in the event of a stock dividend, stock split, recapitalization, combination, or similar change in the Company's capital structure or in the event of any merger, sale of assets, or other reorganization of the Company. The Board of Directors has amended the Purchase Plan, subject to stockholder approval, to increase by 1,000,000 shares the maximum number of shares of common stock issuable thereunder to an aggregate of 3,975,000 shares.

      Administration. The Purchase Plan is administered by a duly appointed committee of the Board of Directors (hereinafter referred to as the "Committee"). Subject to the provisions of the Purchase Plan, the Committee determines the terms and conditions of Options granted under the plan. The Committee will interpret the Purchase Plan and Options granted thereunder, and all determinations of the Committee will be final and binding on all persons having an interest in the Purchase Plan or any Options.

      Eligibility. Any employee of the Company or of any subsidiary corporation of the Company designated by the Board of Directors for inclusion in the Purchase Plan is eligible to participate in an Offering Period under the plan so long as the employee is customarily employed for more than 20 hours per week and more than five months in any calendar year. However, no employee who owns or holds options to purchase, or as a result of participation in the Purchase Plan would own or hold options to purchase, five percent or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary corporation of the Company is entitled to participate in the Purchase Plan. Based upon the number of employees as of February 25, 2002, approximately 1,339 employees were eligible to participate in the Purchase Plan.

      Participation and Purchase of Shares. Participation in an Offering Period under the Purchase Plan is limited to eligible employees who authorize payroll deductions prior to the first day of the Offering Period (an "Entry Date"). Payroll deductions may not exceed 15% (or such other rate as the Board determines) of an employee's compensation for any pay period during the Offering Period.

      No participant may purchase under the Purchase Plan shares of the Company's common stock having a fair market value exceeding $25,000 in any calendar year (measured by the fair market value of the Company's common stock on the first day of the Offering Period in which the shares are purchased), and the maximum number of shares subject to any Option may not exceed the limit set by the Board prior to the beginning of the Offering Period.

      On the last business day of each purchase period (an "Exercise Date" or "Purchase Date") during an Offering Period, the Company issues to each participant in the Offering Period the number of shares of the Company's common stock determined by dividing the amount of payroll deductions accumulated for the participant during that Purchase Period by the purchase price, limited in any case by the number of shares subject to the participant's Option for that Offering Period. The price per share at which shares are sold at the end of a Purchase Period generally equals 85% of the lesser of the fair market value per share of the Company's common stock on the Entry Date or on the Exercise Date. The fair market value of the common stock on any relevant date generally will be the closing price per share on such date as reported on the Nasdaq National Market. Any payroll deductions under the Purchase Plan not applied to the purchase of shares will be returned to the participant, unless the amount remaining is less than the amount necessary to purchase a whole share of common stock, in which case the remaining amount may be applied to the next purchase period.

      Merger, Liquidation, Other Corporation Transactions. In the event of the proposed liquidation or dissolution of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed transaction, unless otherwise provided by the Committee in its sole discretion, and all outstanding options shall automatically terminate and the amounts of all payroll deductions will be refunded without interest to the participants. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another corporation, then in the sole discretion of the Committee, (1) each Option shall be assumed or an equivalent option shall be substituted by the successor corporation or parent or subsidiary of such successor corporation, (2) a date established by the Committee on or before the date of consummation of such merger, consolidation or sale shall be treated as an Exercise Date, and all outstanding Options shall be deemed exercisable on such date or (3) all outstanding Options shall terminate and the accumulated payroll deductions shall be returned to the participants.

      Termination or Amendment. The Purchase Plan will continue until August 31, 2004, unless earlier terminated by the Board, or until all of the shares reserved for issuance under the Purchase Plan have been issued. The Board of Directors may at any time amend or terminate the Purchase Plan, except that the approval of the Company's stockholders is required for any amendment which materially increases the number of shares authorized for issuance under the Purchase Plan, materially modifies the requirements as to eligibility for participation in the Plan, materially increases the benefits accruing to participants, reduces the purchase price of Options, or extends the term of the Purchase Plan.

Summary of United States Federal Income Tax Consequences

      The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances. Generally, there are no tax consequences to an employee of either becoming a participant in the Purchase Plan or purchasing shares under the Purchase Plan. The tax consequences of a disposition of shares vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years after the Entry Date or within one year after the Purchase Date on which the shares are acquired (a "disqualifying disposition"), the participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the Purchase Date and the purchase price. Such income may be subject to withholding of tax. Any additional gain or resulting loss recognized by the participant from the disposition of the shares is a capital gain or loss. If the participant disposes of shares at least two years after the Entry Date and at least one year after the Purchase Date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of disposition and the purchase price or (ii) 15% of the fair market value of the shares on the Entry Date. Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss. If the participant owns the shares at the time of the participant's death, the lesser of (i) the difference between the fair market value of the shares on the date of death and the purchase price or (ii) 15% of the fair market value of the shares on the Entry Date is recognized as ordinary income in the year of the participant's death.

      If the exercise of an Option does not constitute an exercise pursuant to an "employee stock purchase plan" under section 423 of the Code, the exercise of the Option will be treated as the exercise of a nonstatutory stock option. The participant would therefore recognize ordinary income on the Purchase Date equal to the excess of the fair market value of the shares acquired over the purchase price. Such income is subject to withholding of income and employment taxes. Any gain or loss recognized on a subsequent sale of the shares, as measured by the difference between the sale proceeds and the sum of (i) the purchase price for such shares and (ii) the amount of ordinary income recognized on the exercise of the Option, will be treated as a capital gain or loss, as the case may be.

      A capital gain or loss will be long-term if the participant holds the shares for more than 12 months and short-term if the participant holds the shares for 12 months or less. Short-term capital gains are generally subject to the same tax rates as ordinary income, while long-term capital gains are currently subject to a maximum tax rate of 20%.

      If the participant disposes of the shares in a disqualifying disposition the Company should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, no deduction is allowed to the Company.

Vote Required and Recommendation of the Board of Directors.

      The affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of common stock of the Company is present and voting, is required for approval of this proposal. Abstentions and broker non-votes will each be counted present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this vote.

      The Board of Directors believes that the availability of an opportunity to purchase shares under the Purchase Plan is important to attracting and retaining qualified officers and employees essential to the success of the Company, and that stock ownership is important to providing such persons with incentive to perform in the best interest of the Company.

     The Board unanimously recommends a vote FOR approval of the increase in the number of shares reserved for issuance under the Purchase Plan by 1,000,000 shares.

                      STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

      The Company has an advance notice provision under its bylaws for stockholder business to be presented at meetings of stockholders. Such provision states that in order for stockholder business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice thereof in writing to the Secretary of the Company. A stockholder proposal, to be timely, must be received at the Company's principal executive offices not less than 120 calendar days in advance of the one year anniversary of the date the Company's proxy statement was released to stockholders in connection with the previous year's Annual Meeting of Stockholders; except that (i) if no annual meeting was held in the previous year, (ii) if the date of the annual meeting has been changed by more than thirty calendar days from the date contemplated at the time of the previous year's proxy statement, or (iii) in the event of a special meeting, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.

      Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders of the Company (i) must be received by the Company at its offices no later than December 31, 2002, and (ii) must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's Proxy Statement for that meeting.


                          TRANSACTION OF OTHER BUSINESS


      At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2002 Annual Meeting of Stockholders other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their best judgment.




                                  By Order of the Board of Directors,



                                  /s/ Ludger Viefhues
                                  -----------------------------
                                  Ludger Viefhues, Secretary



April 30, 2002

To Our Stockholders:

2001 proved to be a very challenging year for most semiconductor capital equipment companies, and Mattson was no exception. The coincidental timing of our acquisition of CFM and the STEAG semiconductor equipment business added considerable burdens and complexity to our organization at a time when the overall marketplace deteriorated.

Although 2001 was one of the most severe down cycles in the industry's history, we achieved key goals for 2001, including:

* Completing the integration of the merger.

* Aligning our size and structure to the current business conditions.

* Establishing a stable financial balance sheet.

* Continuing our product leadership position in the 300 mm transition.


A Challenging Year

At the beginning of 2001, we acquired both the semiconductor equipment division of STEAG Electronic Systems AG and CFM Technologies, Inc. These acquisitions created a combined company with stronger market positions in front-end integrated circuit fabrication. The strategic advantages of the merger included: expanded product portfolio, greater importance as a vendor to key customers, greater technical capabilities and intellectual property assets, and broader worldwide presence and customer support.

In 2001, our decline in sales followed industry trends and the downturn in the market. Net sales for the year were $230.1 million, an increase of 27.4 percent from fiscal year 2000 net sales of $180.6 million. Shipments for the year were $325.8 million, compared with shipments of $213.2 million in 2000. Net loss for the year was $336.7 million, or $(9.14) per share, compared to fiscal year 2000 net income of $1.5 million, or $0.07 per fully diluted share. Mattson stayed focused on our goals and ended fiscal 2001 with most merger-related effects behind us and a neutral cash flow position.

Restructuring

During 2001, we made significant structural changes to integrate the acquisitions while reducing our overhead and sizing our business to meet the challenging conditions posed by the industry downturn. We also made significant changes to our management and appointed a new team with strong leadership experience in the semiconductor industry. In the fourth quarter 2001, we completed our restructuring and operational streamlining, which was focused around three areas:

1. Consolidate 3 divisions to 2 and merge our sales and service under one global leader, enabling us to develop closer relationships with our customers.

2. Decrease our effective headcount by over 40% - necessary both to size Mattson for current business opportunities as well as to reduce redundancies resulting from the merger of three separate businesses.

3. Reduce our facilities from 7 manufacturing sites to 3, one for each key product.


Products

While we focused on controlling costs and enhancing operating efficiency, we continued to invest in the future, working closely with our customers to develop leading-edge technologies and processes.

At SEMICON Japan in December 2001, we introduced the Aspen III Highlands, a strip system targeted at the advanced cleaning requirements of the back-end applications for the low-k/Cu production lines. We have seen solid initial performance and have already achieved production qualification for low-k/Cu cleaning at one of our key customers.

In the last quarter, we sold the ex-AG series RTP products, a product line based on older, 0.35u and above technologies, to Metron Technology. This sale allows


                                                            [ MATTSON LOGO ]
us to focus on new cutting-edge technologies while insuring our existing customers are well taken care of, two of our key initiatives. Our thermal group can now focus on our 2000 and 3000 series products, which are gaining increased attention from the marketplace as they are well positioned for ultra-shallow junction, selective oxidation and the reduction of pattern effects. We believe that this technology area, which is becoming more critical as device geometries shrink, will be our lead into bookings growth, followed by sales of our higher capacity products.

We increased our technological capabilities, our market position and our product breadth, especially in the RTP and strip technologies for the 300 mm challenges ahead. We continue to strengthen our leadership in 300 mm tools and plan to expand our market share when the industry recovers and transitions to these new technologies.


Looking Ahead

We have already begun to see the initial effects from the synergies of the merger. In the last quarter, we sold our first Strip tool our industry-leading 200 mm Aspen II strip system into the China market, leveraging our established wet position there. We believe that China will become a major opportunity for us, and we are seeing progress in this market, where we laid the groundwork as long ago as 1995. This order not only reinforces Mattson's leadership position in the strip arena, but it also underscores the growing acceptance of our leading-edge tools in the burgeoning China market. We expect that as the market strengthens and we continue to leverage our combined product strategy, we will see even more strategic gains from the merger.

We have four solid 300 mm offerings - established and production ready for the expected 300 mm ramp. In 2001, we successfully introduced our Highlands low-k/Cu cleaning technology and 3000 selective oxidation process. In 2002, we will continue to invest in research and development, with next-generation products planned for pilot-level production in the next 12 months.

I want to thank our stockholders for their continued support and our employees for their unwavering dedication. Together, we successfully met the challenges of a difficult year. In 2002, we will strengthen our commitment to building an organization focused on excellence through quality systems and employee investment that will provide lasting value to our stakeholders. We are excited about our future and prepared to grow our business as the market improves.



/s/ David L. Dutton

David L. Dutton
Chief Executive Officer


------------------------------------------------------------------------

This letter contains forward-looking statements reflecting management's current forecast of certain aspects of Mattson Technology's future. It is based on current information which we have assessed, but which by its nature is dynamic and subject to rapid and even abrupt changes. Forward looking statements include statements regarding (1) future growth by Mattson Technology; (2) the potential for an upturn in Mattson Technology's industry; (3) revenue projections; (4) Mattson Technology's future profitability; (5) future sales of products; (6) future bookings and backlog for Mattson Technology products; and (7) Mattson Technology's future leadership position in its industry.

Mattson Technology's actual results could differ materially from those stated or implied by such forward looking statements due to risks and uncertainties associated with the company's business which include, but are not limited to, its dependence on projected purchases by its major customers, competition in all aspects of its business, changes in product or service profit margins due to pricing changes driven by variations in customer demand, competition, the performance of the semiconductor industry, the health of the United States and world economy or unforeseen factors, manufacturing delays, product defects or setbacks in the introduction of new products. The forward looking statements should be considered in the context of these and other risk factors disclosed in Mattson Technology's most recent Annual Report on Form 10-K.

                                                            [ MATTSON LOGO ]

                                      PROXY
                            MATTSON TECHNOLOGY, INC.
                  2800 Bayview Drive, Fremont, California 94538

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints David Dutton and Ludger Viefhues (the "Proxies"), and each of them, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote all of the shares of common stock of Mattson Technology, Inc. (the "Company") held of record by the undersigned on April 9, 2002 at the Annual Meeting of Stockholders to be held on May 21, 2002 or any adjournment or postponement thereof, as hereinafter specified upon the proposals listed below and as more particularly described in the Proxy Statement of the Company dated April 30, 2002, receipt of which is hereby acknowledged, and in their discretion upon such other matters as may properly come before the meeting.

      1. To elect the following directors as Class II directors of the Company to hold office for a three-year term and until their successors are elected and qualified.

            [ ]  FOR all nominees listed below    [ ]  WITHHOLD AUTHORITY
                 (except as written to the contrary below)

                       Dr. Hans-Georg Betz
                       David Dutton
                       Kenneth G. Smith


            To withhold authority to vote for any nominee, print that nominee's name in the space provided below:




      2. To approve an increase in the number of shares reserved for issuance under the Company's Amended and Restated 1989 Stock Option Plan by 800,000 shares.

            [ ]  FOR                 [ ]  AGAINST            [ ]  ABSTAIN


      3. To approve an increase in the number of shares reserved for issuance under the Company's 1994 Employee Stock Purchase Plan by 1,000,000 shares.

            [ ]  FOR                 [ ]  AGAINST            [ ]  ABSTAIN


      4. To transact such other business as may properly come before the meeting.

      This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the Proxy will be voted FOR all nominees under Proposal 1 and FOR Proposals 2 and 3.

      Please sign exactly as your name appears on your stock certificates. When shares are held by joint tenants, both should sign. When signing as an attorney, as executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name, by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                  Dated: ______________________________, 2002

                                         ______________________________
                                                 Signature


                                         ______________________________
                                            Signature if held jointly


      WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.